Press Release	Source: Information Systems Associates, Inc.

Wall Street Resources, Inc. Initiates Research Coverage on FieldPoint Petroleum Corporation
Tuesday, May, 8:00 am CT

AUSTIN, Texas, May 28, 2013 /PRNewswire/ -- FieldPoint Petroleum Corporation (NYSE AMEX: FPP), today announced the release of a research report on the Company, by Mr. Paul Silver, Director of Research for Wall Street Resources, Inc.  The 24-page report includes detailed information on the Company's business model, products, industry, valuation, management and risks.

The free report is available at: www.WallStreetResources.net/FieldPoint.asp

About FieldPoint Petroleum

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

For more information, please visit www.fppcorp.com.

About the Analyst

Mr. Silver joined Wall Street Resources in 2006 as the Director of Research. He has been in the financial services industry since 1995 and began his professional career in auditing with a Big Four accounting firm in New York City. Mr. Silver made the move to Wall Street as a sell-side research analyst for two global investment banks in New York City including Salomon Smith Barney and UBS Paine Webber. At Salomon Smith Barney he was a member of the firm’s research team covering REITs that was consistently ranked #1 by Institutional Investor magazine. Most recently, Mr. Silver worked for a private equity firm as its Chief Investment Strategist.

Mr. Silver is a graduate of the College of William and Mary in Virginia with a BA in liberal arts and New York University's Stern Business School with an MBA in International Finance and Accounting.

About Wall Street Resources

Wall Street Resources, Inc. and its affiliated site http://www.wallstreetresources.net is a leading source for micro cap equity research.  Its principals have over 25 years of experience providing analysis on these companies and provide a conduit between micro-to-small capital company investors and emerging growth companies through its proprietary financial publications including daily and monthly newsletters, as well as comprehensive 20-50 page featured company reports. To sign up to receive WSR's financial publications go to: http://www.wallstreetresources.net/signup_basic.asp. WSR also provides business consulting services to help corporate executives by writing analytical reports, building financial models, and developing business plans.

Safe Harbor

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any such projections or statement reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company's periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Report Contact:

Paul Silver

Wall Street Resources, Inc.

psilver@wallstreetresources.net

772-219-7525

Investor Contact:

Ray Reaves

Chief Executive Officer

512-250-8692 (tel)

Source:  FieldPoint Petroleum Corporation